Exhibit 11

                                Microvision, Inc.

                      Computation of Net Loss Per Share and
                      Net Loss Per Share Assuming Dilution

                                          Three months ended September 30,      Nine months ended September 30,
                                          -------------------------------       ------------------------------
                                              1998            1997                  1998              1997
                                              ----            ----                  ----              ----

Net loss                                  $(1,630,500)     $(1,172,000)         $(4,990,200)      $(3,506,100)
                                          ===========      ===========          ============      ===========

Shares used in computing net loss per
share and net loss per share assuming
dilution:

   Weighted average shares outstanding      6,016,400        5,791,700            5,975,400         5,784,300
                                          ===========      ===========          ===========       ===========



Net loss per share                        $     (0.27)     $     (0.20)         $     (0.84)      $     (0.61)
                                          ===========      ===========          ===========       ===========



Net loss per share, assuming dilution     $     (0.27)     $     (0.20)         $     (0.84)      $     (0.61)
                                          ===========      ===========          ===========       ===========